Exhibit 99.15



                                                   FOR IMMEDIATE RELEASE
                                                   ---------------------


                     CHATEAU COMMENTS ON EXTENSION OF MHC
                             HOSTILE TENDER OFFER


CLINTON TOWNSHIP, MI, October 23, 1996 - Commenting on the second extension of Manufactured Home Communities, Inc.'s (NYSE:MHC) hostile tender offer for Chateau Properties, Inc. (NYSE: CPJ), a Chateau spokesperson said:

"From our review of MHC's press release dated October 23, 1996, we were pleased to note that the number of shares tendered into the MHC tender offer was less than the number of shares MHC reported tendered as of October 2, 1996, the end of the initial offer period."

"In light of the substantial number of shares which we believe are held by professional arbitrageurs and other short-term holders, we surmise that these holders own a significant portion of the tendered shares. Accordingly, it is apparent that the majority of long-term Chateau stockholders continue to understand and appreciate the substantial benefits inherent in our strategic merger with ROC Communities."

"We once again strongly urge Chateau stockholders not to tender into the MHC offer and repeat our recommendation to those that have tendered into the MHC offer to carefully review the significant conditions to the MHC offer, which have neither been fulfilled nor waived, and exercise their right to withdraw their shares."

Chateau Properties Inc. is a fully integrated real estate investment trust
(REIT) engaged in the long-term ownership, management, development and acquisition of high quality manufactured housing communities. Its portfolio comprises 47 communities located in Michigan, Illinois, Florida, Minnesota, and North Dakota and contains 20,003 sites.

On October 2, 1996, Chateau and ROC announced the joint acquisition of six properties from Oakwood Homes. The 50/50 joint venture includes the capacity for a total of 2,700 homesites.

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